Exhibit 10.2

MANAGEMENT AGREEMENT

Dated as of                     , 2005

Among

SEASPAN CORPORATION

SEASPAN MANAGEMENT SERVICES LIMITED

SEASPAN ADVISORY SERVICES LIMITED

SEASPAN SHIP MANAGEMENT LTD. and

SEASPAN CREW MANAGEMENT LTD.

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2

1.1	Certain Definitions	2
1.2	Construction	8
1.3	Headings	9

2.	ENGAGEMENT OF MANAGER	9

2.1	Engagement	9
2.2	Powers and Duties of the Manager	9
2.3	Ability to Subcontract	9
2.4	BIMCO Standard Ship Management Contracts	10
2.5	Outside Activities	10
2.6	Exclusive Appointment	10
2.7	Authority of the Parties	10
2.8	Inspection of Books and Records	10

3.	TECHNICAL SERVICES	10

3.1	Technical Vessel Management Services	10
3.2	Commercial Management Services	12
3.3	Crew Management Services	12
3.4	Insurance	13
3.5	Dry-Docking, Repairs and Improvements	14
3.6	Regulatory Compliance Services	14

4.	ADMINISTRATIVE SERVICES	14

4.1	Accounting and Records	14
4.2	Reporting Requirements	15
4.3	Financial Statements and Tax Returns	15
4.4	Budgets and Corporate Planning	16
4.5	Legal and Securities Compliance Services	17
4.6	Bank Accounts	18
4.7	Licence	18
4.8	Other Administrative Services	19

5.	STRATEGIC SERVICES	20

5.1	Acquisitions, Charter Parties and Finance	20
5.2	Warehousing	21
5.3	Pre-delivery Services	21

6.	EMPLOYEES AND MANAGER’S PERSONNEL	21

6.1	Manager’s Personnel	21
6.2	Officers	22

7.	COVENANTS OF THE MANAGER	23

8.	MANAGER’S COMPENSATION	23

8.1	Initial Technical Services Fee	23
8.2	Adjustment to Initial Technical Services Fee	24
8.3	Technical Services Fees for New Vessels	24
8.4	Dispute Resolution of Technical Services Fee	24
8.5	Administrative Services Fee	25
8.6	Incentive Shares	25
8.7	Reimbursement for Expenses for Administrative Services and Strategic Services	25
8.8	Invoicing	25
8.9	Dispute of Invoice	26
8.10	Direction to Pay	26

9.	LIABILITY OF THE MANAGER; INDEMNIFICATION	26

9.1	Liability of the Manager	26
9.2	Extraordinary Costs and Capital Expenditures	27
9.3	Manager Indemnification	27
9.4	Company Indemnification	27
9.5	Limitation Regarding Crew	28

10.	TERM AND TERMINATION	28

10.1	Initial Term	28
10.2	Renewal Term	28
10.3	Termination by the Company	28
10.4	Termination by the Manager	29
10.5	Automatic Termination	29
10.6	Effects of Termination or Expiry	30
10.7	Nature of the Agency	32

11.	DISPUTE RESOLUTION	32

11.1	Notice Dispute	32
11.2	Mediation	33

12.	GENERAL	33

12.1	Incentive Shares	33
12.2	Assignment	33
12.3	Change of Control of the Manager	33
12.4	Ownership of Advisor and Ship Manager	33
12.5	Force Majeure	34
12.6	Confidentiality	34
12.7	Notices	35
12.8	Third Party Rights	35
12.9	No Partnership	36
12.10	Severability	36
12.11	Governing Law and Jurisdiction	36
12.12	Binding Effect	37

ii

12.13	Amendment and Waivers	37
12.14	Entire Agreement	37
12.15	Waiver	37
12.16	Counterparts	37

iii

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT dated as of                     , 2005,

AMONG:

SEASPAN CORPORATION, a corporation formed under the laws of the Marshall Islands

AND

SEASPAN MANAGEMENT SERVICES LIMITED, a company formed under the laws of Bermuda

AND

SEASPAN ADVISORY SERVICES LIMITED, a company formed under the laws of Bermuda

AND

SEASPAN SHIP MANAGEMENT LTD., a company formed under the laws of British Columbia

AND

SEASPAN CREW MANAGEMENT LTD., a company formed under the laws of the Bahamas

RECITALS:

WHEREAS:

A. The shareholders (the “Owners”) of Seaspan Container Lines Limited (“SCLL”) have caused the Manager (as defined herein) to be formed;

B. SCLL, through its subsidiaries, owns and operates, or will own and operate, twenty-three containerships (the “SCLL Business”) and has elected to sell the SCLL Business (the “Sale”) to the Company (as defined herein) in connection with an initial public offering of Common Shares of the Company (the “Public Offering”);

C. It is a condition of the Sale and the Public Offering that the Company enter into a management agreement with the Manager pursuant to which the Manager and, indirectly, the Owners, will receive fees and other consideration with respect to the on-going technical, administrative and strategic management of the Vessels (as defined herein) and the growth and development of the SCLL Business, a business in which, upon it being acquired by Seaspan Corporation, Seaspan Advisory Services Limited will hold an interest as a consequence of entering into this Agreement;

D. Concurrently with the Public Offering, certain of the Owners or their affiliates and associates will subscribe for 7,145,000 Subordinated Shares (as defined herein) and 100 Incentive Shares (as defined herein) of the Company;

E. The Company wishes to engage the Manager to manage and operate the business and affairs of the Company, including the acquired SCLL Business, and the Manager wishes to accept such engagement, on the terms and conditions set forth herein; and

F. The Ship Manager and the Advisor (each as defined herein) are wholly-owned subsidiaries of the Manager and the Crew Manager (as defined herein) is a wholly-owned subsidiary of the Ship Manager.

NOW, THEREFORE, in consideration of the mutual covenants and premises of the Parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each Party), the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Certain Definitions

In this Agreement, including the recitals hereto, unless the context requires otherwise, the following terms shall have the respective meanings set forth below:

“Accounting Referee” has the meaning ascribed to such term in Section 8.9.

“Adjusted Operating Surplus” has the meaning ascribed to such term in the Articles of Incorporation.

“Adjusted Technical Services Fee” has the meaning ascribed to such term in Section 8.2.

“Administrative Services” means the services to be provided by the Manager to the Company under Section 4.

“Administrative Services Fee” has the meaning ascribed to such term in Section 8.5.

“Advisor” means Seaspan Advisory Services Limited or any successor thereof permitted in accordance with this Agreement.

“Affiliate” means, with respect to any Person as at any particular date, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, the Person in question.

“Agreement” means this management agreement as the same may be amended from time to time.

“Applicable Laws” means, in respect of any Person, property, transaction or event, all laws, including, without limitation, the Exchange Act and the rules and regulations of the SEC, all statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event and all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having authority over that Person, property, transaction or event and having the force of law, and all general principles of common law and equity.

“Approved Budget” has the meaning ascribed to such term in Section 4.4(c).

“Articles of Incorporation” means the articles of incorporation of the Company, as amended from time to time, as filed with the Registrar of Corporations of the Republic of The Marshall Islands.

“Base Dividend” has the meaning ascribed to such term in the Articles of Incorporation.

“Board of Directors” means the board of directors of the Company as the same may be constituted from time to time.

“Books and Records” means all books of account and records, including tax records, sales and purchase records, vessel records, computer software, formulae, business reports, plans and projections and all other documents, files, correspondence and other information of the Company with respect to the Vessels or the Containership Business (whether or not in written, printed, electronic or computer printout form).

“Business Day” means a day other than a Saturday, Sunday or statutory holiday on which the banks in the Marshall Islands, Hong Kong or the Province of British Columbia are required to close.

“Change of Control” has the meaning ascribed to such term in Section 10.5.

“Charter” means a charter party agreement between the Company and any Person that relates to any of the Vessels.

“Charterers” means Lykes, CSG and such other Persons that have entered into a Charter with the Company and “Charterer” means any one of them.

“Chief Executive Officer” means the chief executive officer of the Company.

“Chief Financial Officer” means the chief financial officer of the Company.

“Commercial Services” has the meaning ascribed to such term in Section 3.2.

“Common Shares” means the Class A common shares, par value $0.01 per share, of the Company.

“Company” means Seaspan Corporation and any successor company permitted under this Agreement.

“Company Breach” has the meaning ascribed to such term in Section 10.4(b).

“Company Group” means the Company and its Subsidiaries.

“Company Group Member” means any member of the Company Group.

“Containerships” means any ocean-going vessel that is intended to be used primarily to transport containers or is being used primarily to transport containers.

“Containership Assets” means Containerships and any assets that are customarily owned or operated in conjunction with Containerships, in each case, that are encompassed within the definition of Containership Business.

“Containership Business” means the business of chartering or re-chartering Containerships to others, and any other lawful act or activity customarily conducted in conjunction therewith.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors immediately after the completion of the Public Offering, or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the directors then still in office who were either directors immediately after the completion of the Public Offering or whose nomination or election was previously so approved.

“Control” or “Controlled” means, with respect to any Person, the right to elect or appoint, directly or indirectly, a majority of the directors of such Person or a majority of the Persons who have the right, including any contractual right, to manage and direct the business, affairs and operations of such Person, or the possession of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.

“Credit Facility” means the credit facility agreement dated the date hereof between the Company and various banks and other financial institutions thereto, and any other credit facility or other financing facility in respect of the Vessels, including any replacement facilities or junior priority facilities.

“Crew” means the master, officers, employees, ratings and other crew members of a Vessel.

“Crew Employment and Support Expenses” means all Employment Expenses of the Crew and all expenses of a general nature which are not particularly referable to any individual member of the Crew or individual Vessel which are incurred for the purpose of providing Crew Management Services and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, study pay, recruitment and interviews.

“Crew Insurances” means insurances against crew risks which shall include but not be limited to death, sickness, repatriation, injury, shipwreck unemployment indemnity and loss of personal effects.

“Crew Manager” means Seaspan Crew Management Ltd. or any successor thereof permitted in accordance with this Agreement.

“Crew Management Services” has the meaning ascribed to such term in Section 3.3.

“CSG” means China Shipping (Group) Company and any successor thereof.

“Designated Representative” has the meaning ascribed to such term in Section 11.1.

“Dispute” has the meaning ascribed to such term in Section 11.1.

“Draft Budget” has the meaning ascribed to such term in Section 4.4(a).

“Employment Expenses” means all costs, expenses, debts, liabilities and obligations related to or incurred in respect of employment, including salaries, fees, wages, incentive pay, gratuities, bonuses, vacation pay, holiday pay, other paid leave, overtime, standby pay, sick pay, workers’ compensation legislation contributions or costs, benefits and related costs, statutory contributions and remittances, pension plan contributions and costs, recruitment costs, Severance Costs, payroll and accounting costs, training and education costs, discounts, meals, accommodation, legal costs associated arising from disputes, administrative costs, travel costs, perquisites, relocation expenses and uniform expenses.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Ownership Group” means:

(a)	any of Dennis Washington, Kyle Washington, Kevin Washington, Gerry Wang or Graham Porter or their estate, spouse or descendants;

(b)	any trust for the benefit of the persons listed in (a) above; or

(c)	any Affiliate of any of the persons listed in (a) or (b) above.

“Fair Market Fee” has the meaning ascribed to such term in Section 8.4.

“Fiscal Year” means the fiscal year of the Company, being the twelve month period ended December 31.

“Fiscal Quarter” means a fiscal quarter for the Company or, in the case of the first fiscal quarter of the Company, the portion of such fiscal quarter between the date of this Agreement and the commencement of the next fiscal quarter.

“Force Majeure Event” has the meaning ascribed to such term in Section 12.5.

“GAAP” means generally accepted accounting principles consistently applied in the United States.

“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any multinational or supranational organization, government agency, including, without limitation, the SEC, tribunal, labour relations board, commission, stock exchange, including, without limitation, the New York Stock Exchange, or other authority or organization exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Incentive Shares” means the Class C common shares, par value $0.01 per share, of the Company.

“Initial Term” means the initial term of this Agreement as set out in Section 10.1.

“Initial Technical Services Fee” has the meaning ascribed to such term in Section 8.1.

“Insurances” has the meaning ascribed to such term in Section 3.4.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organization (IMO) by resolution A.741(18) or any subsequent amendment thereto.

“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organization Assembly as the same may have been or may be amended or supplemented from time to time.

“Legal Action” means any action, claim, complaint, demand, suit, judgment, investigation or proceedings, pending or threatened, by any Person or before any Governmental Authority.

“Lenders” means the lenders, facility agent, security trustee, swap banks, swap agent or other financial institution contemplated by the Credit Facility.

“Losses” means losses, expenses, costs, liabilities and damages, excluding lost profits and consequential damages, but including interest charges, penalties, fines and monetary sanctions.

“Lykes” means Lykes Lines Limited LLC or any successor thereof.

“Management Services” means, collectively, the Technical Services, Administrative Services and Strategic Services.

“Manager” means Seaspan Management Services Limited. or any successor thereof permitted in accordance with this Agreement.

“Manager Breach” has the meaning ascribed to such term in Section 10.3(a).

“Manager Cause” has the meaning ascribed to such term in Section 10.3(c).

“Manager Entities” means the Manager, the Ship Manager, the Crew Manager and the Advisor and “Manager Entity” means any one of them.

“Manager Indemnified Persons” has the meaning ascribed to such term in Section 9.3.

“Manager’s Personnel” means all individuals that are employed by or have entered into consulting arrangements with any Manager Entity or any subcontractor under Section 2.3, other than the Crew.

“Mediator’s Report” has the meaning ascribed to such term in Section 11.2.

“New Build” means a vessel under construction pursuant to a ship building contract between the Company and a ship builder.

“Omnibus Agreement” means the omnibus agreement, dated as of the date hereof, among the Company, the Manager, the Advisor, Norsk Pacific Steamship Company Limited and Seaspan International Ltd.

“Operating Surplus” has the meaning ascribed to such term in the Articles of Incorporation.

“Parties” means the Company, the Manager, the Ship Manager, the Crew Manager and the Advisor and “Party” means any one of them.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or trustee, unincorporated organization, association, government, government agency or political subdivision thereof or other entity.

“Questioned Items” has the meaning ascribed to such term in Section 4.4(b).

“Renewal Term” means any renewal term of this Agreement referred to in Section 10.2.

“Seaspan Licences” has the meaning ascribed to such term in Section 4.7.

“SEC” means the United States Securities and Exchange Commission.

“Severance Costs” means the termination or severance liabilities, costs and expenses which employers are legally obliged to provide or pay to or in respect of their employees, or the compensation or damages owed in lieu of such liabilities, costs and expenses, as a result of the termination of any employment.

“Ship Manager” means Seaspan Ship Management Ltd., or any successor thereof permitted in accordance with this Agreement.

“Ship Manager’s Account” means a bank account in the name of the Ship Manager established at a financial institution selected by the Ship Manager.

“Shipman 98 Contract” has the meaning ascribed to such term in Section 2.4.

“STCW 95” means the International Convention on Standards of Training, Certification and Watchkeeping to Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto.

“Strategic Services” has the meaning ascribed to such term in Section 5.

“Strategic Opportunity” has the meaning ascribed to such term in Section 5.1.

“Subordinated Shares” means the Class B common shares, par value $0.01 per share, of the Company.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more corporations Controlled by such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a corporation Controlled by such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, one or more corporations Controlled by such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more corporations Controlled by such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Technical Services” means the Technical Vessel Management Services, the Commercial Services, the Crew Management Services, the procurement of insurance as described in Section 3.4, the dry-docking and repair services described in Section 3.5 and the regulatory compliance services described in Section 3.6.

“Technical Services Fee” means the Initial Technical Services Fee or Adjusted Technical Services Fee, as applicable.

“Technical Vessel Management Services” has the meaning ascribed to such term in Section 3.1.

“Term” means the Initial Term and any Renewal Term, in each case subject to any early termination of this Agreement as permitted herein.

“Vessel” means each vessel owned by the Company or any of its Subsidiaries from time to time, including the vessels listed in Schedule A, as the same may be amended from time to time in accordance with Section 8.3.

“Voting Securities” means securities of all classes of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

“Warehousing Service” has the meaning ascribed to such term in Section 5.2.

1.2	Construction

In this Agreement, unless the context requires otherwise:

(a)	references to laws and regulations refer to such laws and regulations as they may be amended from time to time, and references to particular provisions of a law or regulation include any corresponding provisions of any succeeding law or regulation;

(b)	references to money refer to legal currency of the United States of America;

(c)	the word “including” when following any general term or statement will not be construed as limiting the general term or statement to the specific matter immediately following the word “including” or to similar matters, and the general term or statement will be construed as referring to all matters that reasonably could fall within the broadest possible scope of the general term or statement;

(d)	words importing the singular include the plural and vice versa and words importing gender, include all genders; and

(e)	a reference to an “approval”, “authorization”, “consent”, “notice” or “agreement” means an approval, authorization, consent, notice of agreement, as the case may be, in writing.

1.3	Headings

All article or section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.

2.	ENGAGEMENT OF MANAGER

2.1	Engagement

The Company hereby engages the Manager to provide the services specified herein and to manage each Vessel for and on behalf of the relevant Company Group Member, and the Manager hereby accepts such engagement, in accordance with the terms of this Agreement. The Company and the Manager each acknowledge that to the extent set out in this Agreement, the Manager is acting solely on behalf of, as agent of and for the account of, the Company. The Manager may advise Persons with whom it deals on behalf of the Company that it is conducting such business for and on behalf of the Company.

2.2	Powers and Duties of the Manager

The Manager has the power and authority to take such actions on its own behalf or on behalf of the relevant Company Group Member as it from time to time considers, subject to the customary oversight and supervision of the Company and its the Board of Directors, necessary or appropriate to enable it to perform its obligations under this Agreement. The Manager shall use its reasonable best efforts to provide the Management Services and perform the Technical Services to be provided hereunder in accordance with customary ship management practice and with the care, diligence and skill that a prudent manager of vessels such as the Vessels would possess and exercise, except that the Manager in the performance of its management responsibilities under this Agreement may have regard to its overall responsibility in relation to all vessels as may from time to time be entrusted to its management and in particular, but without prejudice to the generality of the foregoing, the Manager may allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Manager, acting reasonably, considers to be fair and reasonable.

2.3	Ability to Subcontract

The Manager may subcontract any of its duties and obligations hereunder to any of its Affiliates without the consent of the Company and may subcontract certain of its duties and obligations to Persons that are not Affiliates with the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. In the event of such a subcontract, the Manager shall promptly notify the Company thereof and shall remain fully liable for the due performance of its obligations under this Agreement.

The Company acknowledges that the Manager will engage (a) the Ship Manager to provide all or certain of the Technical Services and Administrative Services to the Company pursuant to a subcontract of the relevant provisions of this Agreement; (b) the Crew Manager to provide all or certain of the Crew Management Services pursuant to a subcontract of the relevant provisions of this Agreement; and (c) the Advisor to perform all of the Strategic Services pursuant to a subcontract of the relevant provisions of this Agreement; and the Ship Manager, Crew Manager and Advisor hereby accept such engagement providing that the Manager give the notice referred to in Section 8.10 of this Agreement. Notwithstanding the above, the Manager will be responsible for all costs and expenses related to any subcontracting of the Technical Services. The Technical Services Fee will not be adjusted therefor.

2.4	BIMCO Standard Ship Management Contracts

It is the intention of the Parties that any subcontracts of this Agreement by the Manager with respect to the Technical Services be consistent with those provided for in the Baltic and International Maritime Council (BIMCO) Standard Ship Management Agreement “Shipman 98” form (“Shipman 98 Contract”); however, the Manager acknowledges that the Technical Services it will provide are not limited to the services described in such form and are as set forth in this Agreement.

2.5	Outside Activities

The Company acknowledges that the Manager will have business interests and engage in business activities in addition to those relating to the Company, for its own account and for the accounts of others. Subject to the provisions of the Omnibus Agreement, the Manager may undertake activities that may compete with the Company.

2.6	Exclusive Appointment

The Company acknowledges that the appointment of the Manager hereunder is an exclusive appointment for the Term. The Company may not appoint other managers with respect to the Vessels or the Containership Business during the Term, except in circumstances in which it is necessary to do so in order to comply with Applicable Law or as otherwise agreed by the Manager in writing. This Section 2.6 does not prohibit the Company from having its own employees perform the Management Services.

2.7	Authority of the Parties

Each Party represents to the others that it is duly authorized with full power and authority to execute, deliver and perform this Agreement. The Company represents that the engagement of the Manager has been duly authorized by the Company and is in accordance with all governing documents of the Company.

2.8	Inspection of Books and Records

At all reasonable times and on reasonable notice, any person authorized by the Company may inspect, examine, copy and audit the Books and Records of the Company kept pursuant to this Agreement.

3.	TECHNICAL SERVICES

Subject to Section 9.2, in exchange for the Technical Services Fee, the Manager will provide to the Company the Technical Services in this Section 3 at the Manager’s own cost.

3.1	Technical Vessel Management Services

Commencing with the acquisition of each Vessel by any Company Group Member, the Manager shall provide all usual and customary technical vessel management services with respect to the operation of that Vessel, including but not limited to:

(a)	supervising the day-to-day operation, maintenance, safety and general efficiency of the Vessel to ensure the seaworthiness and maintenance condition of the Vessel;

(b)	arranging for, supervising and paying for general and routine repairs, alterations and maintenance of the Vessel;

(c)	purchasing the necessary stores, spares, lubricating oil, supplies and equipment (other than such equipment as is covered by Section 9.2(c)) for the Vessel;

(d)	appointing such surveyors, supervisors, technical consultants and other support for the Vessel, and on behalf of the Company, as the Manager may consider from time to time to be necessary;

(e)	providing technical and shore-side support for the Vessel and attending to all other technical matters necessary for the operation of the Vessel;

(f)	handling of each Vessel while in ports or transiting canals either directly or by use of vessel agents, unless otherwise handled by the Charterer;

(g)	procuring and arranging for port entrance and clearance, pilots, vessel agents, consular approvals, and other services necessary or desirable for the management and safe operation of each Vessel, unless otherwise procured or arranged by the Charterer;

(h)	preparing, issuing or causing to be issued to shippers the customary freight contract, cargo receipts and/or bills of lading unless normally prepared, issued or arranged for by the Charterer;

(i)	performing all usual and customary duties concerned with the loading and discharging of cargoes at all ports unless normally performed by the Charterer;

(j)	arranging for the prompt dispatch of each Vessel from loading and discharging ports in accordance with the Charterer’s instructions and for transit through canals;

(k)	arranging for employment of counsel and the investigation, follow-up and negotiating of the settlement of all claims arising in connection with the operation of each Vessel;

(l)	paying all ordinary charges incurred in connection with the management of each Vessel, including, but not limited to, all canal tolls, port charges, any amounts due to any Governmental Authority with respect to the Crew and all duties and taxes in respect of cargo or freight (whether levied against the Vessel or the Company) unless otherwise paid by the Charterer;

(m)	in such form and on such terms as may be requested by the Company, the prompt reporting to the Company of each Vessel’s movement, position at sea, arrival and departure dates, major casualties and damages received or caused by each Vessel;

(n)	informing the Company promptly of any major release or discharge of oil or other hazardous material not in compliance with Applicable Laws; and

(o)	if the Company requests, providing the Company with a copy of any vessel inspection reports, valuations, surveys, insurance claims and other similar reports prepared by ship brokers, valuators, surveyors, classification societies and insurers; (together, the “Technical Vessel Management Services”).

3.2	Commercial Management Services

Commencing with the acquisition of each Vessel by any Company Group Member, the Manager shall administer the Charters and monitor payment to any Company Group Member or its nominee of all hire, freight revenues or other moneys to which the Company may be entitled arising out of the Charter or other employment of that Vessel (the “Commercial Services”).

3.3	Crew Management Services

Commencing with or, to the extent reasonably necessary for the provision of the Crew Management Services in an efficient manner, prior to the acquisition of each Vessel by any Company Group Member, the Manager shall provide all usual and customary crew management services in respect of that Vessel and manage all aspects of the employment of the Crew, including but not limited to:

(a)	procuring, supervising and managing suitably qualified Crew, which in the opinion of the Manager is required for the Vessel, in accordance with the STCW 95 requirements;

(b)	recruiting, selecting, hiring and engaging the Vessel’s Crew, arranging and paying, at its own expense, all compensation and administering payroll arrangements, pensions and other benefits and insurance for the Crew (including processing all claims);

(c)	ensuring that the Applicable Laws of the flag of the Vessel and all places where the Vessel trades are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations including statutory withholding tax requirements and social insurance requirements;

(d)	ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag state requirements and, in the absence of applicable flag state requirements, the medical certificate shall be dated not more than three months prior to the respective Crew members leaving their country of domicile and shall be maintained for the duration of their service on board the Vessel;

(e)	ensuring that the Crew shall have command of the English language of a sufficient standard to enable them to perform their duties effectively and safely;

(f)	arranging for all transportation (including repatriation), board and lodging for the Crew as and when required at rates and types of accommodations as customary in the industry;

(g)	attending to training, supervising discipline, discharge and other terms and conditions of employment of the Crew;

(h)	conducting all union negotiations for and on behalf of the Company pursuant to Section 4.5(c);

(i)	administering the Company’s and the Manager’s drug and alcohol policy in respect of the Crew;

(j)	ensuring that any concerns of the Charterer with respect to the master or any of the officers or other Crew are appropriately investigated in a timely manner, communicating the results of such investigations to the Charterer and the Company and, if such concerns are well-founded, ensuring that any appropriate remedial actions are taken without delay;

(k)	keeping and maintaining full and complete records of any labour agreements which may be entered into with the Crew and reporting to the Company reasonably promptly after notice or knowledge thereof is received of any change or proposed change in labour agreements or other regulations relating to the Crew;

(l)	negotiating the settlement of all wages with the Crew during the course of and upon termination of their employment;

(m)	handling all details and negotiating the settlement of any and all claims of the Crew including, but not limited to, those arising out of accidents, sickness or death, loss of personal effects, disputes under articles or contracts of enlistment, policies of insurance and fines;

(n)	keeping and maintaining all administrative and financial records relating to the Crew as required by Applicable Law and any labour or collective agreements of the Company, and rendering to the Company any and all reports when, as and in such form as requested by the Company; and

(o)	performing any other function in connection with the Crew as may be requested by the Company;

(collectively, the “Crew Management Services”).

3.4	Insurance

The Manager shall obtain, purchase and maintain insurance for each Vessel from third party providers for and on behalf of the Company against physical damage, total loss, third party liability and other risks normally insured against in accordance with industry practice, including:

(a)	usual hull and machinery marine risks (including crew negligence) and excess liabilities;

(b)	protection and indemnity risks (including pollution risks and Crew Insurances); and

(c)	war risks (including protection and indemnity and crew risks);

each in accordance with the best practice of prudent owners of vessels of a similar type to each Vessel, with insurance companies, underwriters or associations; and in amounts and on terms that are in accordance with industry practice, and in any event, are no less than the market value of the Vessel (and in the case of protection and indemnity coverage, entered for her full gross tonnage) (collectively, the “Insurances”).

The Manager shall pay on behalf of the Company all premiums and calls on the Insurances promptly and in any event by their due date. The Manager shall procure for and on behalf of the Company any such additional insurance required under the Credit Facility, including arranging for any of the Lenders thereto being named as “loss payee” or “additional insured” in accordance with the terms of the Credit Facility. The Manager shall co-operate with the Company’s insurers and underwriters with respect to the investigation or settlement of claims by the Company or any third party under the Insurances, including taking the necessary steps to have repairs contemplated in Section 9.2(a) covered by the applicable insurance policy or policies.

3.5	Dry-Docking, Repairs and Improvements

Subject to Section 9.2, the Manager will arrange, pay for and supervise the dry-dockings, repairs, alterations and maintenance of each Vessel to the standards required to ensure that each Vessel will comply, in all material respects, with the laws of the flag of such Vessel and of the places where such Vessel trades, and all requirements and recommendations of the classification society. Notwithstanding the foregoing regarding dry-docking, repairs, alterations and maintenance, the Manager will pay only for the normally scheduled dry-docking and general and routine repairs, maintenance and alterations of the Vessel and the Company will make available to the Manager sufficient funds for such other dry-dockings, repairs, alterations and maintenance as described in Section 9.2. To the extent that the Company has paid to the Manager any amounts included in the Technical Services Fee that are allotted for the purpose of normally scheduled dry-docking, and this Agreement is terminated for any reason prior to the carrying out of such dry-docking the partial or full costs of which have been prepaid in the Technical Services Fee, the Manager will refund to the Company such portions of the Technical Services Fee allotted to such dry-docking costs.

3.6	Regulatory Compliance Services

The Manager will operate and maintain the Vessels, in all material respects, in compliance with, and take all actions necessary to ensure that each Vessel is in compliance with, all Applicable Laws, including the laws of Hong Kong Special Administrative Region or such other flag as the Vessel may bear, the Applicable Laws of the countries to which the Vessels trade and with the requirements of the relevant classification society, the ISM Code and ISPS Code.

4.	ADMINISTRATIVE SERVICES

In exchange for the Administrative Services Fee, the Manager will provide to the Company the services set out in this Section 4 (the “Administrative Services”).

4.1	Accounting and Records

The Manager will, on behalf of the Company, establish an accounting system, including the development, implementation, maintenance and monitoring of internal control over financial reporting and disclosure controls and procedures, and maintain Books and Records, with such adoptions or modifications as may be necessary to comply with Applicable Laws. The Books and Records will be the property of the Company but will be kept at the Manager’s primary office or such other place as the Company and the Manager may mutually determine. Upon expiry or termination of this Agreement, all of the Books and Records will be provided to the Company or a new manager, reasonably promptly, pursuant to Section 10.6(e).

4.2	Reporting Requirements

The Manager will prepare and deliver to the Chief Executive Officer and Chief Financial Officer the following reports:

(a)	a monthly report to be delivered within [15] Business Days of the end of the month setting out the interim financial results of the Company for such month, including the comparison between the actual results and the budget, with an explanation for any major variances;

(b)	a quarterly report to be delivered within [12] Business Days of the end of each Fiscal Quarter setting out the interim financial results of the Company for such quarter, including the comparison between the actual results and the budget, with an explanation for any major variances;

(c)	a draft of the reports, certificate, documents and other information required under the Credit Facility to be delivered [5] Business Days prior to their required delivery to the Lenders;

(d)	as and when requested by the Board, Chief Executive Officer or Chief Financial Officer, draft reports regarding financial and other information required in connection with the relevant Applicable Laws (including annual, quarterly, current and other reports that may be required to be filed under the Exchange Act and all other Applicable Laws); and

(e)	other reports with respect to financial and other information of the Company that may be, from time to time, requested by the Company.

4.3	Financial Statements and Tax Returns

At the instruction of the Chief Financial Officer, the Manager shall prepare for review by the Chief Financial Officer and audit committee the following:

(a)	within [15] Business Days of the end of each Fiscal Quarter, unaudited financial statements of the Company, to be reviewed by the external auditors of the Company, prepared in accordance with GAAP and the rules and regulations of the SEC, on a consolidated basis with any Subsidiary, for the relevant Fiscal Quarter;

(b)	within [60] Business Days of the end of each Fiscal Year, financial statements of the Company, to be audited by the external auditors of the Company, prepared in accordance with GAAP and the rules and regulations of the SEC, on a consolidated basis with any Subsidiary, for the relevant Fiscal Year; and

(c)	tax returns for the Company and any Subsidiary required by law to be filed in the manner prescribed by Applicable Laws, including attending to the time calculation and payment of all taxes payable by the Company.

At the instruction of the Chief Financial Officer, the Manager will cause the Company’s external accountants to review unaudited financial statements, prepare audited financial statements and finalize tax returns. The Manager will make available to the Company’s accountants the relevant Books and Records for the Company and will assist the accountants in otherwise preparing the relevant financial statements and tax returns.

4.4	Budgets and Corporate Planning

(a)	Draft Budgets

On or before October 31 of each year, the Manager, in consultation with the Chief Executive Officer and the Chief Financial Officer, will prepare and submit to the Board of Directors a detailed draft budget for the next Fiscal Year in a format acceptable to the Company’s Board of Directors and generally used by the Manager, which will include: (1) a statement of estimated revenue and expenses; and (2) a proposed budget for capital expenditures, repairs or alterations, including proposed expenditures in respect of dry-docking, together with an analysis as to when and why such replacements, improvements, renovations or expenditures may be required (the “Draft Budget”).

(b)	Process for Finalizing the Draft Budget

For a period of thirty (30) days after receipt of the Draft Budget, the Board of Directors, from time to time, may request further details and submit written comments on the Draft Budget. The Company will give good faith consideration to the Draft Budget. If, after giving good faith consideration to the Draft Budget, the Company does not agree with any term thereof, the Company will, within the same thirty (30) day period, give the Manager notice of the Company’s enquiry to the Draft Budget, which notice will include the list of the items under consideration (the “Questioned Items”) and a proposal for resolution of each such Questioned Item. The Company and the Manager will endeavour, both acting reasonably, to resolve any such differences between them with respect to the Questioned Items. In resolving any Questioned Item, the Company and the Manager will have regard to the Company’s obligations under the relevant Charters, the Credit Facility and the amount of the Technical Services Fee and Administrative Services Fee to be paid to the Manager.

(c)	Approved Budget

By December 31 of the relevant year, the Manager will prepare and deliver to the Company a revised budget that has been approved by the Board of Directors (the “Approved Budget”). However, the Company acknowledges that the Approved Budget is only an estimate of the performance of the Vessels and the Manager makes no assurance, representation or warranty that the actual performance of the Vessels in the applicable Fiscal Year will correspond to the estimates contained in the Approved Budget for that Fiscal Year. The Parties acknowledge that the projections contained in the Approved Budget are subject to and may be affected by changes in financial, economic and other conditions and circumstances beyond the control of the Parties.

(d)	Amendments to Approved Budget

The Manager may, from time to time, in any Fiscal Year propose amendments to the Approved Budget upon fifteen (15) days notice to the Company, in which event the Company will have the right to approve the amendments in accordance with the process set out in Section 4.4(b) with the relevant time periods being amended accordingly and provided that any Questioned Items are resolved within forty-five (45) days of receipt of the notice by the Company. Whenever, due to circumstances beyond the reasonable control of the Manager, emergency expenditures are required to ensure that the Vessels are being operated and maintained as required under the Charters the Manager may make such emergency expenditures and reasonably request prompt reimbursement, to the extent that such items are encompassed in Section 9.2, thereof even if such expenditures are not included or reflected in the Approved Budget.

4.5	Legal and Securities Compliance Services

(a)	Responsibilities of the Manager

The Manager shall assist the Company with the following whether or not related to the Vessels:

(1)	ensuring that the Company is in compliance with all Applicable Laws, including without limitation, all relevant securities laws, and the rules and regulations of the SEC, the New York Stock Exchange and any other securities exchange upon which the Company’s securities are listed;

(2)	arranging for the provision of advisory services to the Company with respect to the Company’s obligations under applicable securities legislation in the United States and arranging for compliance with all disclosure and reporting obligations under applicable securities legislation including the preparation for review, approval and filing by the Company of reports and other documents with the SEC and all other applicable regulatory authorities;

(3)	maintaining the Company’s corporate existence and good standing in all necessary jurisdictions and assisting in all other corporate and regulatory compliance matters;

(4)	investor relations matters on behalf of the Company;

(5)	administering and supervising Legal Actions by, against or in respect of any Vessel or any Company Group Member; and

(6)	adjusting and negotiating settlements, with or on behalf of claimants or underwriters, of any claim, damages for which are recoverable under policies of insurance.

(b)	Administration and Settlement of Legal Actions

If any Legal Action is commenced against or is required to be commenced in favour of any Company Group Member or any Vessel, the Manager will arrange for the commencement or defence of such Legal Action, as the case may be, in the name of, on behalf of and at the expense of the Company Group Member, including retaining and instructing legal counsel, investigating the substance of the Legal Action and entering pleadings with respect to the Legal Action. The Manager may settle any Legal Action on behalf of the Company Group Member where the amount of settlement is less than $[50,000] with the approval of the Chief Executive Officer and Chief Financial Officer and, in excess of such amount, with the approval of the Board of Directors.

(c)	Labour Relations Proceedings

For Legal Actions in favour of or against any Company Group Member that relate to labour relations or employment proceedings, strikes and collective bargaining, the Manager will represent the Company Group Member in any such labour relations or employment proceedings and will undertake any labour relations or employment negotiations in respect of any Vessel or any Company Group Member on behalf of such Company Group Member, should such representation or negotiations be required, with such labour organization or other entity that becomes lawfully entitled to represent the Crew. The Manager will keep the Company advised of the progress of any such labour relations proceedings or negotiations. The Manager may enter into collective bargaining agreements and other labour or employment agreements and any material amendments thereto provided that such agreements and amendments must have been approved by the Board of Directors if the terms and conditions of such agreement are inconsistent, in a material and adverse way to the Company Group Member, with other collective bargaining agreements concerning or in respect of the Crew with collective agreements.

4.6	Bank Accounts

(a)	Administration by Manager

The Manager will oversee banking services for the Company and will establish in the name of the Company an operating account, a retention account and such other accounts and with such financial institutions as the Company may request. The Manager will administer and manage all of the Company’s accounts, including making any deposits and withdrawals reasonably necessary for the management of its business and day-to-day operations. The Manager will promptly deposit all moneys payable to the Company and received by the Manager into a bank account held in the name of the Company.

(b)	Payments from Operating Account

On the date hereof, the Company will transfer or will arrange to transfer sufficient funds representing the prepaid charter hire into the operating account of the Company. The Company will procure that all charter hire associated with the CSG Charters is paid by the Charterer into the operating account and the charter hire associated with the Lykes Charters is paid by the Charterer into the operating account and into the Ship Manager’s Account in accordance with the Charters. Unless otherwise instructed by the Company, the Manager will instruct the financial institutions at which the accounts have been established to pay from the operating account: (1) on the [        ] day of each month to the Ship Manager’s Account the amount of the Technical Services Fee less any amount paid by the Charterer pursuant to the Lykes Charters directly to the Ship Manager’s Account; and (2) as required under the Credit Facility to pay amounts outstanding under the Credit Facility as and when required.

4.7	Licence

The Manager will procure, and the Company will enter into, licence agreements, in the form attached as Schedule B hereto that permit the Company to use the “Seaspan” name and trademark and the “Washington” trademark in connection with its business (the “Seaspan Licences”).

4.8	Other Administrative Services

The Manager will:

(a)	develop, maintain and monitor internal audit controls, disclosure controls and information technology for the Company;

(b)	assist with arranging board meetings, director accommodation and travel for board meetings, and preparing meeting materials;

(c)	prepare detailed papers and agendas for scheduled meetings of the Board of Directors (and any and all committees thereof) that, where applicable, contain such information as is reasonably available to the Manager to enable the Board of Directors (and any such committees) to base their opinion;

(d)	in conjunction with the papers and agendas referred to in paragraph (c) above, prepare or cause to be prepared reports to be considered by the Board of Directors (or any applicable committee thereof) in accordance with the Company’s internal policies and procedures on any acquisition, investment or sale of any part of the Containership Business proposed for consideration by such Board of Directors and otherwise in respect of the performance of the Manager’s obligations under this Agreement;

(e)	obtain on behalf of the Company general insurance, director and officer liability insurance and other insurance of the Company not related to the Vessels that would normally be obtained for a company in a similar business to the Company;

(f)	administer payroll services, benefits, directors fees, as applicable, for the Crew, Chief Financial Officer and any other employee, officer or director of the Company and for convenience, the Manager may include the Manager’s Personnel, Chief Financial Officer and the Crew in one payroll and human resource system;

(g)	provide office space and office equipment for personnel of the Company at the location of the Manager, including a suitable office for the Chief Financial Officer and clerical, secretarial, accounting and administrative assistance as may be reasonably necessary;

(h)	provide all administrative services required in connection with the Credit Facility and any other financings of the Company;

(i)	negotiate loan and credit terms with lenders in the ordinary course and monitor and maintain compliance therewith;

(j)	negotiate and arrange for interest rate swap agreements, foreign currency contracts and forward exchange contracts;

(k)	monitor the performance of investment managers;

(l)

at the request and under the direction of the Company, handle all administrative and clerical matters in respect of (i) the call and arrangement of all annual and/or special meetings of shareholders, (ii) the preparation of all materials (including notices of meetings and information circulars) in respect thereof and (iii) the submission of all such materials to the Company in sufficient time prior to the dates upon which they must be mailed, filed or otherwise relied upon so that the Company has full opportunity to review, approve, execute and return them to the Manager for filing or mailing or other disposition as the Company may require or direct;

(m)	provide, at the request and under the direction of the Company, such communications to the transfer agent for the Company as may be necessary or desirable;

(n)	make recommendations to the Company for the appointment of auditors, accountants, legal counsel and other accounting, financial or legal advisers, and technical, commercial, marketing or other independent experts;

(o)	attend to all matters necessary for any reorganization, bankruptcy or insolvency petitions or proceedings, liquidation, dissolution or winding up of the Company; and

(p)	attend to all other administrative matters necessary to ensure the professional management of the Company’s business.

5.	STRATEGIC SERVICES

The Manager shall provide the following strategic services (hereinafter collectively referred to as the “Strategic Services”) to the Company:

5.1	Acquisitions, Charter Parties and Finance

The Manager will provide strategic, corporate planning, business development and advisory services to the Company as follows:

(a)	identifying, negotiating and securing opportunities for the Company to acquire or to construct Containerships, and negotiating and carrying out the purchase of both new and existing Containerships;

(b)	identifying, negotiating and securing opportunities for the Company to acquire or merge with companies, partnerships or other entities that own or operate Containerships or are otherwise involved in the container shipping industry and working to integrate such acquired businesses;

(c)	identifying, negotiating and securing charterers and charter parties and other employment for the Vessels and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel, for and on behalf of the Company;

(d)	maintaining and managing relationships between the Company and the Charterers and potential charterers, shipbuilders, insurers, Lenders and potential financiers of the Company and other shipping industry participants;

(e)	arranging, negotiating and procuring pre-delivery and post-delivery financing or refinancing for the construction of containerships and financing or refinancing for the acquisition of used Containerships;

(f)	identifying, negotiating and securing potential divestitures or dispositions of the Vessels and any other of the Company’s Containership Assets, and evaluating and recommending the sale of all or any part of the business owned by the Company;

(g)	identifying, investigating and implementing tax planning, leasing or other tax savings initiatives;

(h)	providing general strategic planning services and implementing corporate strategy, including, but not limited to, developing acquisition and divestiture strategies; and

(i)	such other strategic, corporate planning, business development and advisory services as the Company may reasonably identify from time to time.

If pursuant to the provision of Strategic Services, the Manager identifies a potential opportunity for the Company (the “Strategic Opportunity”), the Manager will present the Strategic Opportunity to the Chief Executive Officer and the Chief Financial Officer, for further consideration and presentation to the Board of Directors, who will then approve or reject the Strategic Opportunity.

5.2	Warehousing

In respect of a Strategic Opportunity involving the acquisition or construction of new Containerships and the securing of charter parties for such Containerships, the Company may request that the Manager or a Manager Entity enter into, in its own name, such agreement with respect to such New Build until such time that the Company is able to pursue such Strategic Opportunity (the “Warehousing Service”) provided that a binding agreement is or will be entered into between the Company and the Manager.

5.3	Pre-delivery Services

For any New Build, the Manager will oversee and supervise, in all material respects, the design and construction of a New Build prior to its delivery and liaise with the ship builder, classifications societies, suppliers and other service providers to ensure that the New Build is being constructed in accordance with the relevant ship building contract and classification society. The Manager will consult with and obtain the approval of the Company with respect to all material decisions to be made regarding any New Build.

6.	EMPLOYEES AND MANAGER’S PERSONNEL

6.1	Manager’s Personnel

The Manager will provide the Management Services hereunder through the Manager’s Personnel and the Crew. The relevant Manager Entity will be responsible for all aspects of the employment or other relationship of such Manager’s Personnel and Crew, including recruitment, training, staffing levels, compensation and benefits, supervision, discipline and discharge, and other terms and conditions of employment or contract, as required in order for the Manager to perform its obligations hereunder. However, the Manager will remain directly responsible and liable to the Company to carry out all of its obligations under this Agreement, whether performed directly or subcontracted to the Ship Manager, Crew Manager, Advisor or any other Person, and the Manager (and not the Company) shall be responsible for the compensation and reimbursement of all such entities at its own cost to the extent such services are encompassed in the Technical Services. In respect of the Manager’s Personnel, including the Chief Executive Officer, although such Manager’s Personnel will at all times remain employees of the relevant Manager Entity, the Company will reimburse the Manager, in accordance with Section 8.7(b), for that portion of the Employment Expenses of the Manager’s Personnel attributable to the provision of Administrative Services and Strategic Services provided pursuant to this Agreement. Subject to Section 8.10, the Manager will in turn reimburse the relevant other Manager Entity as required.

6.2	Officers

(a)	Chief Executive Officer and the Other Executive Officers

The Manager will make available to the Company the Manager’s chief executive officer to manage the Company’s day-to-day operations and affairs as the Chief Executive Officer of the Company, provided that the Chief Executive Officer may continue to perform limited Chief Executive Officer duties for the Manager in accordance with his employment agreement. The Manager shall make available to the Company such other executive officers that the Company and the Manager agree. Notwithstanding the foregoing, the Company may employ directly any other officers or employees as it may deem necessary that will not be subject to this Agreement.

(b)	Termination and Replacement of Executive Officers

The Board of Directors may require that any officer (other than the Chief Executive Officer) that is provided by the Manager to be an executive officer (or otherwise perform the duties of an executive officer) of the Company be relieved of his duties with respect to, and no longer perform any of the Management Services for, the Company for any reason not prohibited by Applicable Laws. Such officer may continue to be employed by the Manager but shall no longer provide any Management Services hereunder.

The Board of Directors may require that the Chief Executive Officer be relieved of his duties with respect to, and no longer perform any of the Management Services for, the Company if the Board of Directors determines, that the Chief Executive Officer is not performing the tasks and duties associated with his office with the skill, diligence and care of a chief executive officer of a similarly situated company. The Chief Executive Officer may continue to be employed by the Manager but shall no longer provide the Management Services hereunder.

Except in the case of termination for cause, the Manager will not terminate the Chief Executive Officer without the prior consent of Company, not to be unreasonably withheld. In the case of termination for cause, the Manager will provide prior notice to the Manager of the termination to the extent that prior notice is practicable in the circumstances.

If any officer that is made available to the Company by the Manager resigns, is terminated or otherwise vacates his office, the Manager shall, as soon as practicable after acceptance of any resignation or after termination, use reasonable best efforts to identify suitable candidates for replacement of such officer for the approval by the Board of Directors. The Manager and the Company will use reasonable best efforts to minimize interruption in the performance of the duties of the officer.

(c)	Chief Financial Officer

The Chief Financial Officer will be an employee of the Company and the Company will be responsible for all aspects of the employment of the Chief Financial Officer with the Company, including recruitment, training, staffing levels, compensation and benefits, supervision, discipline and discharge, and such other terms and conditions of employment.

(d)	Other Duties of the Manager’s Personnel

The Company acknowledges that, other than the Chief Executive Officer, the other officers provided by the Manager and the other of the Manager’s Personnel that provide the Management Services, may, subject to the terms of the Omnibus Agreement, engage in business activities of the Manager and its Affiliates that are unrelated to the Company and that conflicts of interest may exist.

(e)	Reporting Structure

The Chief Executive Officer will report to and be under the direction of the Board of Directors. The Manager will report to the Company and the Board of Directors through the Chief Executive Officer.

7.	COVENANTS OF THE MANAGER

The Manager hereby agrees and covenants with the Company that, for so long as this Agreement is effective, the Manager shall:

(a)	obtain professional indemnity insurance and other insurance and maintain such coverage as is reasonable having regard to the nature and extent of the Manager’s obligations under this Agreement;

(b)	exercise all due care, loyalty, skill and diligence in carrying out its duties under this Agreement as required by Applicable Laws;

(c)	provide the Board of Directors with all information in relation to the performance of the Manager’s obligations under this Agreement as the Board of Directors may reasonably request;

(d)	ensure that all material property of the Company is clearly identified as such, held separately from property of the Manager and, where applicable, in safe custody; and

(e)	ensure that all property of the Company (other than money to be deposited to any bank account of the Company) is transferred to or otherwise held in the name of the Company or any nominee or custodian appointed by the Company.

8.	MANAGER’S COMPENSATION

8.1	Initial Technical Services Fee

For the provision of the Technical Services between the commencement of this Agreement and December 31, 2008, the Company shall pay to the Manager in advance on a monthly basis the daily fixed fees per Vessel set out in Schedule A hereto (the “Initial Technical Services Fee”). This fee shall be all-inclusive and represent all costs to be paid to the Manager for the provision of Technical Services; any related costs paid by the Manager in connection with the Technical Services shall not be passed through to or be reimbursed by the Company, except as set forth in Section 9.2 below. The Company and the Manager each acknowledge that the Initial Technical Services Fee represents as of the date hereof the fair market value of providing the Technical Services. The Technical Services Fee is payable regardless of whether the Vessels are subject to a Charter or whether the relevant Charterer has paid the relevant charter hire to the Company. However, in circumstances where the Vessel is off-hire (whether or not subject to a Charter) there will be an appropriate downward adjustment to the Technical Services Fee for any decrease in variable costs during such period.

8.2	Adjustment to Initial Technical Services Fee

The Initial Technical Services Fee shall remain in effect until December 31, 2008 and thereafter will be adjusted every three years beginning January 1, 2009. Ninety (90) days prior to December 31, 2008 and the end of each successive three-year period thereafter, the Manager and the Company will negotiate the fee for Technical Services for the successive three-year period (the “Adjusted Technical Services Fee”).

8.3	Technical Services Fees for New Vessels

If the Company acquires a new Vessel, the Technical Services Fee in respect of that Vessel will be the same fee that is applicable to Vessels of the same size, unless there is a material and demonstrable difference in the operating costs associated with such Vessel. If such a difference exists or if there are no Vessels of a similar size already owned by the Company, the Company and the Manager will negotiate in good faith a fair market Technical Services Fee for that Vessel and will amend Schedule A accordingly.

8.4	Dispute Resolution of Technical Services Fee

If the Company and the Manager are unable to agree on the Adjusted Technical Services Fee pursuant to Section 8.2 within forty-five (45) days prior to the end of the applicable calendar year, or are unable to agree on the Technical Services Fee for a new Vessel pursuant to Section 8.3, the Company and the Manager will engage an independent arbitrator to determine the fair market value of providing the Technical Services to the Company for the Vessel or Vessels, as the case may be, in accordance with this Agreement (the “Fair Market Fee”). In determining the Fair Market Fee in respect of the Adjusted Technical Services Fee, the arbitrator will be provided with the proposed terms of the Adjusted Technical Services Fee discussed between the Company and the Manager in the prior 45-day period, all the relevant historical information regarding the Vessels for the previous three-year period, the anticipated costs of operating and managing such Vessels for the next three-year period and any other information that the Company or the Manager may deem relevant. In determining the Fair Market Fee in respect of any new Vessel, the arbitrator will be provided with the proposed Technical Services Fee of such Vessel as discussed between the Company and the Manager, the anticipated costs of operating and managing such Vessel for the next three-year period and any other information that the Company or the Manager may deem relevant. The arbitrator will determine the Fair Market Fee within thirty (30) days of its engagement and furnish the Company and the Manager with its determination and the Adjusted Technical Services Fee for the ensuing three-year period, in the case of Section 8.2, or the Technical Services Fee for relevant period, in the case of a new Vessel pursuant to Section 8.3, will be the Fair Market Fee as determined by the arbitrator.

Solely in the case of the Adjusted Technical Services Fee for the three-year period commencing January 1, 2009, the Adjusted Technical Services Fee will be the greater of (a) the Fair Market Fee determined by the arbitrator; and (b) the Initial Technical Services Fee. During all other periods, the Adjusted Technical Services Fee will be the Fair Market Fee determined by the arbitrator. The fees and expenses of the arbitrator will be paid by the Company and the Manager in equal proportions.

8.5	Administrative Services Fee

For the provision of the Administrative Services, the Company shall pay to the Manager a maximum annual fee of $72,000, payable in monthly instalments of $6,000 at the beginning of each month (the “Administrative Services Fee”), subject to the appropriate downward adjustment for any reduction in the Administrative Services provided.

8.6	Incentive Shares

For the provision of the Strategic Services, the Advisor will subscribe for, concurrently with the Public Offering, and the Company will issue to the Advisor, 100 Incentive Shares having an aggregate purchase price of $1,000. The Advisor may dispose of, and the Company may repurchase, the Incentive Shares in accordance with Section 10.6 below.

8.7	Reimbursement for Expenses for Administrative Services and Strategic Services

In addition to the payment by the Company to the Manager of the Administrative Services Fee, the Company will reimburse the Manager for: (a) all of the reasonable direct costs and expenses incurred by the Manager and its Affiliates in providing the Administrative Services and Strategic Services; and (b) all reasonable and necessary costs and expenses incurred by the Manager and its Affiliates that are allocable to the provision of the Administrative Services and Strategic Services to the Company (including the allocable Employment Expenses associated with officers and employees of the Manager and its Affiliates to the extent that they provide Administrative Services or Strategic Services to the Company for the Manager pursuant to this Agreement). If any of the costs and expenses are incurred pursuant to the provision of services the benefit of which will be shared among or realized by the Company, the Manager and another Person or Persons, the reimbursement of such costs and expenses will be apportioned accordingly and the Manager will promptly notify the Company of such apportionment.

8.8	Invoicing

The Manager shall in good faith determine the expenses related to the Administrative Services and Strategic Services that are allocable to the Company in any reasonable manner determined by the Manager and shall provide to the Company on a monthly basis an invoice for the costs and expenses to be reimbursed under Section 8.7, which invoice will contain a description in reasonable detail of the costs and expenses that comprise the aggregate amount of the payment being invoiced. The Manager shall maintain the records of all costs and expenses incurred, including any invoices, receipts and supplementary materials as are necessary or proper for the settlement of accounts between the Parties. The Company will pay such invoices within thirty (30) days of receipt, unless the invoice is being disputed in accordance with this Agreement.

8.9	Dispute of Invoice

If the Company, in good faith, disputes the amount of the invoice, the Company shall give written notice of such dispute on or before the due date with respect to all or any portion of the relevant invoice, with the particulars of such dispute. Upon receipt of such notice, the Manager shall furnish the Company with additional supporting documentation to reasonably substantiate the amount of the invoice. Upon delivery of such additional documentation, the Company and the Manager shall cooperate in good faith and use their reasonable best efforts to resolve such dispute. If they are unable to resolve their dispute within ten (10) Business Days of the delivery of such additional supporting information, then the dispute shall be referred for resolution by a firm of independent accountants of nationally recognized standing reasonably satisfactory to each of the Manager and the Company (the “Accounting Referee”), which shall determine the disputed amounts within thirty (30) days of the referral of such dispute to such Accounting Referee. The determination of the Accounting Referee shall not require the Company to pay more than the amount in dispute nor require the Manager to return any amount previously paid by the Company. The fees and expenses of the Accounting Referee shall be borne equally by the Company and the Manager. If any dispute is resolved in favour of the Manager, the Company shall make payment to the Manager within ten (10) days of resolution of the dispute. Notwithstanding the foregoing, in no event shall the Company be entitled to withhold any amounts other than those portions of the applicable payment that are in dispute.

8.10	Direction to Pay

By written notice to the Company, the Manager will direct the Company to pay any amounts owing under this Agreement to an Affiliate of the Manager, pursuant to a subcontract of any provisions of this Agreement, directly to such Affiliate. The Manager hereby directs that the Technical Services Fee be paid by the Company directly to the Ship Manager.

9.	LIABILITY OF THE MANAGER; INDEMNIFICATION

9.1	Liability of the Manager

The Manager shall not be liable whatsoever to the Company for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with arrest, detention of or delay to any Vessel) and arising from the Management Services unless and to the extent that such loss, damage, delay or expense resulted from:

(a)	the fraud, gross negligence, recklessness or wilful misconduct of the Manager or any of the Manager Entities or any of their employees, agents or sub-contractors (“Manager Misconduct”); or

(b)	any breach of this Agreement by the Manager or any of the Manager Entities.

9.2	Extraordinary Costs and Capital Expenditures

Notwithstanding anything to the contrary in this Agreement, the Manager will not be responsible for paying any costs, liabilities and expenses in respect of a Vessel, to the extent that such costs, liabilities and expenses are “extraordinary”, which shall consist of the following:

(a)	repairs, refurbishment or modifications resulting from maritime accidents, collisions, other accidental damage or unforeseen events (except to the extent that such accidents, collisions, damage or events are due to Manager’s Misconduct unless and to the extent otherwise covered by insurance);

(b)	unscheduled or non-routine dry-docking of a Vessel;

(c)	any improvement, upgrade or modification to, structural changes with respect to or the installation of new equipment aboard any Vessel that results from a change in, an introduction of new, or a change in the interpretation of, Applicable Laws, at the recommendation of the classification society for that Vessel or otherwise;

(d)	any increase in Crew Employment and Support Expenses resulting from an introduction of new, or a change in the interpretation of, Applicable Laws; or

(e)	any other similar costs, liabilities and expenses that were not reasonably contemplated by the Company and the Manager as being encompassed by or a component of the Technical Services Fee at the time the Technical Services Fee was determined.

9.3	Manager Indemnification

The Company will indemnify and save harmless each Manager Entity, and its respective current and former directors, officers, employees, subcontractors and current and future affiliates (the “Manager Indemnified Persons”) from and against any and all Losses incurred or suffered by the Manager Indemnified Persons by reason of, resulting from, in connection with, or arising in any manner whatsoever out of or in the course of their performance of this Agreement or a Legal Action brought or threatened against such Manager Indemnified Persons in connection with their performance of this Agreement, other than for any Losses related to:

(a)	any liabilities or obligations that the Manager has agreed to pay or for which the Manager is otherwise responsible under this Agreement;

(b)	Manager Misconduct; or

(c)	any breach of this Agreement by the Manager or any of the Manager Entities.

9.4	Company Indemnification

The Manager will indemnify and save harmless each Company Group Member, and its respective current and former directors, officers, employees, subcontractors and current and future affiliates (the “Company Indemnified Persons”) from and against any and all Losses incurred or suffered by the Company Indemnified Persons, related to:

(a)	any liabilities or obligations that the Manager has agreed to pay or for which the Manager is otherwise responsible under this Agreement;

(b)	Manager Misconduct; or

(c)	any breach of this Agreement by the Manager or any of the Manager Entities.

9.5	Limitation Regarding Crew

Notwithstanding anything to the contrary in this Agreement, the Manager shall not be liable for any of the actions of the Crew, even if such actions are negligent, grossly negligent or wilful, except only to the extent that they are shown to have resulted from a failure by the Manager to discharge its obligations under Section 3.3, in which case its liability shall be determined in accordance with the terms of this Section 9.

10.	TERM AND TERMINATION

10.1	Initial Term

The initial term of this Agreement shall commence on                     , 2005 and end on December 31, 2025, unless terminated earlier pursuant to this Agreement (the “Initial Term”).

10.2	Renewal Term

This Agreement shall, without any further act or formality on the part of any Parties, on the expiration of the Initial Term, or any Renewal Term, be automatically renewed for a further term of five (5) years (each a “Renewal Term”) unless notice of termination is given by the Company to the Manager in accordance with Section 10.3(g), in the case of the Initial Term, or Section 10.3(h), in the case of any Renewal Term.

10.3	Termination by the Company

This Agreement may be terminated by the Company:

(a)	if, at any time, there has been a material breach of this Agreement by the Manager and the matter is unresolved after ninety (90) days pursuant to the Dispute Resolution in Section 11 (“Manager Breach”);

(b)	if, after the fifth anniversary of the Public Offering,

(1)	there are six (6) consecutive quarters in which (A) the Company does not declare and pay, out of Operating Surplus, the Base Dividend on Common Shares and (B) the Adjusted Operating Surplus generated during such six (6) consecutive quarters was insufficient to pay the Base Dividend on the Common Shares; and

(2)	a majority of the holders of the outstanding Common Shares and Subordinated Shares, voting together as a single class, elect to terminate the Agreement;

(c)	if, at any time,

(1)	the Manager has been convicted of, has entered a plea of guilty or nolo contendre with respect to, or has entered into a plea bargain or settlement admitting guilt for, a crime, which conviction, plea bargain or settlement is demonstrably and material injurious to the Company; and

(2)	a majority of the holders of the outstanding Common Shares elect to terminate the Agreement; (together, “Manager Cause”)

(d)	if, at any time, the Manager becomes insolvent, admits in writing its inability to pay its debts as they become due, commits an act of bankruptcy, is adjudged or declares bankruptcy or makes an assignment for the benefit of creditors, a proposal or similar action under the bankruptcy, insolvency or other similar laws of Ireland or any applicable jurisdiction or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

(e)	if any Person or group of Persons acquires Control or economic control of the Manager or the Advisor in contravention of Section 12.3;

(f)	if, in the fourth Fiscal Quarter of 2019, two-thirds of the independent members of the Board elect to terminate the Agreement, which termination shall be effective on December 31, 2020;

(g)	if, in the fourth Fiscal Quarter of 2024, the Company elects to terminate the Agreement by notice to the Manager, which termination shall be effective on December 31, 2025; and

(h)	if, in the fourth Fiscal Quarter of any Fiscal Year immediately preceding the end of any Renewal Term, the Company elects to terminate the Agreement by notice to the Manager, which termination shall be effective at the end of the Fiscal Year for the final year of the Renewal Term.

10.4	Termination by the Manager

This Agreement may be terminated by the Manager:

(a)	after the fifth anniversary of the Public Offering, with twelve (12) months’ notice by the Manager to the Company; or

(b)	if, at any time, the Company materially breaches the Agreement and the matter is unresolved after ninety (90) days pursuant to the Dispute Resolution in Section 11 (“Company Breach”).

10.5	Automatic Termination

This Agreement will terminate automatically and immediately after a “Change of Control” of the Company. In this Section 10, a “Change of Control” means:

(a)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets, except such a disposition to a member of the Existing Ownership Group;

(b)	an order made for or the adoption by the Board of Directors of a plan of liquidation or dissolution of the Company;

(c)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than a majority of the Company’s Voting Securities (unless such “person” beneficially owns a majority of the Subordinated Shares or is a member of the Existing Ownership Group), measured by voting power rather than number of shares;

(d)	if, at any time, the Company becomes insolvent, admits in writing its inability to pay its debts as they become due, commits an act of bankruptcy, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, a proposal or similar action under the bankruptcy, insolvency or other similar laws of the Marshall Islands or any applicable jurisdiction or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

(e)	a change in directors after which a majority of the members of the Board of Directors are not Continuing Directors; or

(f)	the consolidation of the Company with, or the merger of the Company with or into, any “person” (other than a member of the Existing Ownership Group), or the consolidation of any “person” (other than a member of the Existing Ownership Group) with, or the merger of any “person” (other than a member of the Existing Ownership Group) with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Common Shares or Subordinated Shares are converted into or exchanged for cash, securities or other property or receive a payment of cash, securities or other property, other than any such transaction where (x) the Company’s voting stock outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee “person” constituting a majority of the outstanding shares of such voting stock of such surviving or transferee “person” immediately after giving effect to such issuance and (y) the Subordinated Shares are treated the same as the Common Shares.

10.6	Effects of Termination or Expiry

(a)	If the Company terminates this Agreement pursuant to Sections 10.3(a) through 10.3(e), the Company may purchase the Incentive Shares for $100 at the time of termination.

(b)	If the Manager terminates this Agreement pursuant to Section 10.4(a):

(1)	the Company may purchase the Incentive Shares for $100 at the time of termination;

(2)	the Company shall have the option to require the Manager to continue to provide Technical Services to the Company at the Fair Market Fee for up to an additional two-year period from the date of termination of this Agreement, provided that the Manager or any of its Affiliates continues in the business of providing such services to third parties for similar types of vessels; and

(3)	the Omnibus Agreement shall remain in effect and binding on the parties thereto for a two-year period from the date of termination of this Agreement.

(c)	If the Company terminates this Agreement pursuant to Sections 10.3(f) through 10.3(h), or the Manager terminates this Agreement pursuant to Section 10.4(b), the Manager or its Affiliates will continue to receive dividends on the Incentive Shares for a period of five (5) years from the date of actual termination of the Agreement and at the end of such five (5) year period the Incentive Shares will be surrendered to the Company at no cost to the Company.

(d)	If the Agreement terminates pursuant to Section 10.5, the Company may purchase the Incentive Shares or the Manager may cause the Company, or its successor, to purchase the Incentive Shares for the fair market value of such shares determined as follows:

(1)	the Manager and the Company shall each select an independent investment bank or other qualified appraiser with the consent of the other, which consent shall not be unreasonably withheld;

(2)	each such investment bank or other qualified appraiser shall independently determine the fair market value of the Incentive Shares within forty-five (45) days assuming that the Incentive Shares have a term that ends five years from the earliest date that the Company can cause termination under Section 10.3(g);

(3)	in determining the fair market value, each investment bank or other qualified appraiser shall:

(A)	determine the fair market value of the Incentive Shares based on the projected dividends to be paid on the Incentive Shares for the relevant period, discounted at a rate of seven (7) percent;

(B)	value the projected cash flow of the Company;

(C)	disregard any potential increases or decreases with respect to the number of Vessels owned by the Company unless a written agreement for the purchase or sale of vessels has been approved by the Board of Directors;

(D)	disregard any impact caused or created by the transaction that results in the Change of Control, including any change in management; and

(E)	assume that dividends on the Incentive Shares for the relevant period will be the greater of (i) the average dividend paid on the Incentive Shares for the previous five (5) year period; and (ii) the amount of dividends projected to be declared on the Incentive Shares due to any anticipated increased cash flows of the Company; and

(4)	the purchase price for the Incentive Shares shall equal the average of the two appraisers’ valuations if the Company and the Manager so agree, failing which the matter shall be referred to an arbitrator who shall select one of the two valuations or determine an amount within the range of the two valuations.

The fair market value determined under this Section 10.6 shall be final and binding on the Company and the Manager.

(e)	Upon lawful termination or expiry of this Agreement, this Agreement shall be void and there shall be no liability on the part of any Party (or their respective officers, directors or employees) except that the obligation of the Company to pay to the Manager or its Affiliates the amounts accrued but outstanding under Section 8 and the terms and conditions set forth in Sections 9, 10.6 and 12.6 shall survive such termination. After a written notice of termination has been given under this Section 10 or upon expiry, the Company may direct the Manager to, at the cost of the Company, undertake any actions reasonably necessary to transfer any aspect of the ownership or control of the assets of the Company to the Company or to any nominee of the Company and to do all other things reasonably necessary to bring the appointment of the Manager to an end at the appropriate time, and the Manager will comply with all such reasonable directions. Upon termination or expiry of this Agreement, the Manager will deliver to any new manager or the Company any Books and Records held by the Manager under this Agreement and will execute and deliver such instruments and do such things as may reasonably be required to permit the new manager of the Company to assume its responsibilities.

10.7	Nature of the Agency

Except as specifically set forth in Section 10 of this Agreement, this Agreement and the engagement of the Manager hereunder may not be terminated by the Company, which acknowledges that the Manager and its affiliates have an on-going interest in the Company, its Containership Business and the agency relationship created by this Agreement. The agency relationship created hereunder is an agency coupled with the interest of the Manager and its affiliates as more fully described in the Recitals to this Agreement.

11.	DISPUTE RESOLUTION

11.1	Notice Dispute

If a dispute or disagreement arises among the Parties with respect to any provisions of this Agreement (other than Section 8.9) including its interpretation or the performance of a Party under this Agreement, and any circumstance where (a) the Company in good faith believes that a Manager Breach has occurred or is reasonably likely to occur or (b) the Manager in good faith believes that a Company Breach has occurred or is reasonably likely to occur (each a “Dispute”), any Party may, or the Party alleging such breach shall deliver written notice to the other Party. Such notice shall contain in detail the specific facts and circumstances relating to the Dispute. Each Party shall designate an individual to negotiate and resolve the Dispute (each a “Designated Representative” and together, the “Designated Representatives”). The Designated Representatives shall in good faith attempt to resolve the matter within a thirty (30) day period from the date of the notice referred to above. If any Designated Representative intends to be accompanied by counsel at any meeting, such Designated Representative shall give the other Designated Representative at least three (3) Business Days’ notice. All discussions and negotiations pursuant to this Section 11 will be confidential but without prejudice to settlement negotiations.

11.2	Mediation

If a Dispute is not resolved by the Designated Representatives after the thirty (30) days provided in Section 11.1, any of the affected Parties will refer the matter to mediation, such mediator to be mutually agreed upon by the Parties, and such mediator will be instructed to:

(a)	review the terms of the Dispute and the position of the Parties;

(b)	consider the terms of and context of this Agreement; and

(c)	render a non-binding report within sixty (60) days of the appointment of the mediator (the “Mediator’s Report”) or such later date as to which the Parties may agree.

The Parties will consider the Mediator’s Report and may decide, unanimously, to make it a binding report. If the mediator is not able to facilitate a binding agreement between the Parties, the Dispute is not resolved to the satisfaction of the Parties as a result of the Mediator’s Report or a mediator cannot be chosen mutually by the Parties, this Agreement is breached and the Parties may commence legal proceedings in the Supreme Court of British Columbia in the City of Vancouver.

12.	GENERAL

12.1	Incentive Shares

The Advisor shall not transfer, sell or dispose of the Incentive Shares to another Person (other than to its Affiliates, an Affiliate of the Manager or members of the Existing Ownership Group) for the Term.

12.2	Assignment

The Parties may not assign any of their rights under this Agreement in whole or in part without the prior written consent of the other Parties, which consent may be arbitrarily withheld.

12.3	Change of Control of the Manager

If any Person or group of Persons acting in concert proposes to acquire Control of the Manager, directly or indirectly, the Manager will provide thirty (30) days’ written notice of the change of Control to the Company, which notice will identify the Person that will acquire, directly or indirectly, Control of the Manager. A change of Control of the Manager, may occur only with the consent of the Company, which consent cannot be unreasonably withheld or delayed.

12.4	Ownership of Advisor and Ship Manager

For the Term, the Manager will not transfer, sell or dispose of its interest in or otherwise relinquish Control of the Advisor or the Ship Manager, and the Ship Manager will not transfer, sell or dispose of its interest in or otherwise relinquish Control of the Crew Manager.

12.5	Force Majeure

Neither of the Parties shall be under any liability for any failure to perform any of their obligations hereunder if any of the following occurs (each a “Force Majeure Event”):

(a)	any event, cause or condition which is beyond the reasonable control of any or all of the Parties and which prevents any or all of the Parties from performing any of its obligations under this Agreement;

(b)	acts of God, including fire, explosions, unusually or unforeseeably bad weather conditions, epidemic, lightening, earthquake, tsunami or washout;

(c)	acts of public enemies, including war or civil disturbance, vandalism, sabotage, terrorism, blockade or insurrection;

(d)	acts of a governmental entity, including injunction or restraining orders issued by any judicial, administrative or regulatory authority, expropriation or requisition;

(e)	government rule, regulation or legislation, embargo or national defence requirement; or

(f)	labour troubles or disputes, strikes or lockouts, including any failure to settle or prevent such event which is in the control of any Party.

A Party will give written notice to the other Party promptly upon the occurrence of a Force Majeure Event.

12.6	Confidentiality

Each Party agrees that, except with the prior written consent of the other Party, it shall at all times keep confidential and not disclose, furnish or make accessible to anyone (except to employees, agents and professional advisors in the ordinary course of business) any confidential or proprietary information, knowledge or data concerning or relating to the other Party and to the business or financial affairs of the other Party to which such Party has been or shall become privy by reason of this Agreement, except for any (a) disclosure required by judicial or administrative process (including discovery for litigation), (b) information that becomes publicly available through no fault of such Party or otherwise ceases to be confidential, (c) information required by law or applicable stock exchange rules, or (d) disclosure made to a Person under a binding confidentiality agreement in favour of the Party whose confidential or proprietary information is being disclosed.

12.7	Notices

Each notice, consent or request required to be given to a Party pursuant to this Agreement must be given in writing. A notice may be given by delivery to an individual or by fax, and will be validly given if delivered on a Business Day to an individual at the following address, or, if transmitted on a Business Day by fax addressed to the following Party:

(a)	if to the Company:		(b)	if to the Manager:

	Name:	Seaspan Corporation		Name:	Seaspan Management Services Limited
	Address:			Address:	Clarendon House 2 Church Street Hamilton, HM 11 Bermuda
	Attention:	Chief Financial Officer		Attention:	Chief Financial Officer
	Fax No.:			Fax No.:

(c)	if to the Ship Manager:		(d)	if to the Crew Manager:

	Name:	Seaspan Ship Management Limited		Name:	Seaspan Crew Management Limited
	Address:	2600-200 Granville Street Vancouver, B.C. V6C 1S4		Address:
	Attention:	Chief Financial Officer		Attention:	Chief Financial Officer
	Fax No.:	(604) 638-2595		Fax No.:

(e)	if to the Advisor:

	Name:	Seaspan Advisory Services Limited
	Address:	Clarendon House 2 Church Street Hamilton, HM 11 Bermuda
	Attention:	Managing Director
Fax No.:

or to any other address, fax number or individual that the Party designates. Any notice

(a)	if validly delivered, will be deemed to have been given when delivered;

(b)	if validly transmitted by fax before 3:00 p.m. (local time at the place of receipt) on a Business Day, will be deemed to have been given on that Business Day; and

(c)	if validly transmitted by fax after 3:00 p.m. (local time at the place of receipt) on a Business Day, will be deemed to have been given on the Business Day after the date of the transmission.

12.8	Third Party Rights

The provisions of this Agreement are enforceable solely by the parties to this Agreement, and no shareholder, employee, agent of any Party or any other Person shall have the right, separate and apart from the Parties hereto to enforce any provision of this Agreement or to compel any party to this Agreement to comply with the terms of this Agreement.

12.9	No Partnership

Nothing in this Agreement is intended to create or shall be construed as creating a partnership or joint venture and this Agreement shall not be deemed for any purpose to constitute any party a partner of any other party to this Agreement in the conduct of any business or otherwise or as a member of a joint venture or joint enterprise with any other party to this Agreement.

12.10	Severability

Each provision of this Agreement is several. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

(a)	the legality, validity or enforceability of the remaining provisions of this Agreement; or

(b)	the legality, validity or enforceability of that provision in any other jurisdiction;

except that if:

(c)	on the reasonable construction of this Agreement as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid or unenforceable; and

(d)	as a result of the determination by a court of competent jurisdiction that any part of this Agreement is unenforceable or invalid and, as a result of this Section 12.9, the basic intentions of the parties in this Agreement are entirely frustrated, the parties will use all reasonable efforts to amend, supplement or otherwise vary this Agreement to confirm their mutual intention in entering into this Agreement.

12.11	Governing Law and Jurisdiction

This Agreement is governed exclusively by, and is to be enforced, construed and interpreted exclusively in accordance with, the laws of British Columbia, which are deemed to be the proper laws of the Agreement. Each Party will submit to the exclusive jurisdiction of the Supreme Court of British Columbia and all courts having appellate jurisdiction thereover, in any suit, action or other proceeding arising out of or relating to this Agreement commenced in such court by any party against any other party or parties and each party waives and will not assert by way of motion as a defence or otherwise in any such action, any claim that:

(a)	such party is not subject to the jurisdiction of such Court;

(b)	such action is brought in an inconvenient forum;

(c)	the venue of such action is improper; or

(d)	any subject matter of such action may not be enforced in or by such Court;

and will not seek and hereby waives in any suit or action brought to obtain a judgment for the recognition or enforcement of any final judgment rendered in a action and review, other than by way of appeal, in any court of any other jurisdiction of or pertaining to the merits of any action, whether or not such party appears in or defends the action.

12.12	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors but shall not be assignable except as provided in Section 12.2.

12.13	Amendment and Waivers

No amendment, supplement, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by each Person that is a party to this Agreement at the time of the amendment, supplement, restatement or termination.

12.14	Entire Agreement

This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

12.15	Waiver

No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition.

12.16	Counterparts

This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties hereto.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of the date first above written.

SEASPAN CORPORATION

By:
Name:
Title:

SEASPAN MANAGEMENT SERVICES LIMITED

By:
Name:
Title:

SEASPAN ADVISORY SERVICES LIMITED

By:
Name:
Title:

SEASPAN SHIP MANAGEMENT LTD.

By:
Name:
Title:

SEASPAN CREW MANAGEMENT LTD.

By:
Name:
Title:

SCHEDULE A

VESSELS AND INITIAL TECHNICAL SERVICES FEES

The following table lists the Vessels that are presently owned or will be acquired by the Company on or after the date of this Agreement together with the applicable Initial Technical Services Fees.

Delivered Vessels

Vessel Name	Charterer	Commencement of Charter	Initial Technical Services Fees (US$) per day	Intended Flag
CSCL Hamburg	CSG	July 2001	4,500	Hong Kong
CSCL Chiwan	CSG	September 2001	4,500	Hong Kong
CSCL Ningbo	CSG	June 2002	4,500	Hong Kong
CSCL Dalian	CSG	September 2002	4,500	Hong Kong
CSCL Felixstowe	CSG	October 2002	4,500	Hong Kong
CSCL Oceania	CSG	December 2004	6,000	Hong Kong
CSCL Africa	CSG	January 2005	6,000	Hong Kong
CSCL Vancouver	CSG	February 2005	4,500	Hong Kong
CSCL Sydney	CSG	April 2005	4,500	Hong Kong
CSCL New York	CSG	May 2005	4,500	Hong Kong

Vessels under Construction

Vessel Name	Charterer	Contractual Delivery Date	Initial Technical Services Fee (US$) per day	Intended Flag
CSCL Melbourne	CSG	August 31, 2005	4,500	Hong Kong
CSCL Brisbane	CSG	October 15, 2005	4,500	Hong Kong
CP Kanha	Lykes	December 14, 2005	4,500	Hong Kong
CP Corbett	Lykes	March 14, 2006	4,500	Hong Kong
Containership Banyan	Lykes	April 14, 2006	4,500	Hong Kong
Lykes Merchant	Lykes	June 14, 2006	4,500	Hong Kong
TMM Morelos	Lykes	September 14, 2006	4,500	Hong Kong
Containership Margosa	Lykes	November 14, 2006	4,500	Hong Kong
Lykes Victor	Lykes	January 14, 2007	4,500	Hong Kong
TMM Nuevo Leon.	Lykes	April 14, 2007	4,500	Hong Kong
Containership Cassia.	Lykes	June 14, 2007	4,500	Hong Kong
CSCL Zeebrugge	CSG	May 31, 2007	6,500	Hong Kong
CSCL Long Beach	CSG	August 31, 2007	6,500	Hong Kong

SCHEDULE B

FORM OF LICENSE AGREEMENTS